Exhibit 99.1

DallasNews Corporation Announces Second Quarter 2023 Financial Results

DALLAS –  DallasNews Corporation (Nasdaq: DALN) today reported a  second quarter 2023 net loss of $0.9 million, or $(0.16) per share, and an operating loss of $1.2 million.  In the second quarter of 2022,  the Company reported a  net loss  of  $2.4 million, or $(0.45) per share, and an operating loss of $2.3 million.

For the second quarter of 2023, on a non-GAAP basis, DallasNews reported an operating loss adjusted for certain items (“adjusted operating loss”)  of $0.3 million, an improvement of $0.8 million when compared to an adjusted operating loss of $1.0 million reported in the second quarter of 2022. The improvement is primarily due to expense savings of $2.3 million, partially offset by a total revenue decline of $1.6 million.

Grant Moise, Chief Executive Officer, said,  “Overall, I am pleased with the Company’s performance in the second quarter as we continue to build a sustainably profitable digital media and marketing company. This quarter we were pleased to see continued year-over-year growth in local audiences consuming our digital content. However, while total digital members continue to grow year-over-year, we did experience a slight sequential decline in our total number of digital members. This decline in volume resulted from a combination of seasonally low starts in May and June combined with elevated stops resulting from a deeply discounted six-month holiday promotion from December.  Digital membership and marketing services revenue will continue to be important for the Company as we pursue our goal of sustainable growth.”

DallasNews Corporation Announces Second Quarter 2023 Financial Results

July 25, 2023

Second Quarter Results

Total revenue was $36.0 million in the second quarter of 2023,  a decrease of $1.6 million or 4.2 percent when compared to the second quarter of 2022.

Revenue from advertising and marketing services, including print and digital revenues, was $16.2 million in the  second quarter of 2023,  a decrease of $1.2 million or 7.1 percent when compared to the $17.5 million reported for the second quarter of 2022. The decline is primarily due to a $1.1 million or 9.8 percent decrease in print advertising revenue, driven by a $0.8 million or 17.3 percent reduction in preprint advertising revenue. As previously announced, the Company is exiting its shared mail program to deliver weekly preprints and inserts at the end of August 2023.

Circulation revenue was $16.0 million in the second quarter of 2023,  a  decrease of $0.3 million or 1.6 percent when compared to the second quarter of 2022.  The print circulation revenue decline of $0.9 million or 6.6 percent was partially offset by the digital-only subscription revenue increase of $0.6 million or 18.5 percent.

Printing, distribution and other revenue was $3.8 million, a slight decrease of $0.1 million or 1.9 percent when compared to the second quarter of 2022.

Total consolidated operating expense in the second quarter of 2023, on a GAAP basis, was $37.2 million, an improvement of $2.6 million or 6.6 percent when compared to the second quarter of 2022. The improvement is primarily due to savings of $1.2 million in distribution,  $0.6 million related to a non-recurring lease cost benefit and $0.5 million in outside services.

On a non-GAAP basis, adjusted operating expense was  $36.3 million, an improvement of $2.3 million or 6.1 percent when compared to the second quarter of 2022.

As of June 30,  2023,  the Company had 644 employees, a decrease of 27 full-time equivalents, or 4.0 percent, when compared to the prior year period. Cash and cash equivalents along with short-term investments were $22.6 million and the Company had no debt.

DallasNews Corporation Announces Second Quarter 2023 Financial Results

July 25, 2023

Non-GAAP Financial Measures

Reconciliations of operating loss to adjusted operating loss and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

DallasNews Corporation Announces Second Quarter 2023 Financial Results

July 25, 2023

Financial Results Conference Call

DallasNews Corporation will conduct a conference call on Wednesday,  July 26, 2023, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at investor.dallasnewscorporation.com/events.  An archive of the webcast will be available at dallasnewscorporation.com in the Investor Relations section.

To access the listen-only conference call, dial 1-844-291-6362 and enter the following access code when prompted: 350158.  A replay line will be available at 1-866-207-1041 from 12:00 p.m. CDT on July 26, 2023 until 11:59 p.m. CDT on August 1, 2023.  The access code for the replay is 5169966.

DallasNews Corporation Announces Second Quarter 2023 Financial Results

July 25, 2023

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News is Texas’ leading daily newspaper with a strong journalistic reputation, intense regional focus and close community ties. Medium Giant is a media and marketing agency of divergent thinkers who devise strategies that deepen connections, expand influence, and scale success for clients nationwide. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning DallasNews Corporation’s (the “Company”) business outlook or future economic performance, revenues, expenses, cash balance, investments and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Words such as “anticipate,” “assume,” “believe,” “can,” “could,”  “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint and distribution prices; program costs; the success of the Company’s digital strategy; labor relations; cybersecurity incidents; and technological obsolescence. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters or that our financial projections are accurate, as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

DallasNews Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except share and per share amounts (unaudited)	2023	2022	2023	2022
Net Operating Revenue:
Advertising and marketing services	$16,223	$17,457	$31,532	$33,721
Circulation	15,996	16,250	32,007	32,346
Printing, distribution and other	3,793	3,866	7,675	7,793
Total net operating revenue	36,012	37,573	71,214	73,860
Operating Costs and Expense:
Employee compensation and benefits	17,236	16,804	34,609	33,214
Other production, distribution and operating costs	17,293	19,725	35,321	38,974
Newsprint, ink and other supplies	2,346	2,504	4,530	4,898
Depreciation	357	716	730	1,428
Asset impairments	—	102	—	102
Total operating costs and expense	37,232	39,851	75,190	78,616
Operating loss	(1,220)	(2,278)	(3,976)	(4,756)
Other income, net	378	28	740	46
Loss Before Income Taxes	(842)	(2,250)	(3,236)	(4,710)
Income tax provision	26	165	258	349
Net Loss	$(868)	$(2,415)	$(3,494)	$(5,059)

Per Share Basis (1)
Net loss
Basic	$(0.16)	$(0.45)	$(0.65)	$(0.95)
Number of common shares used in the per share calculation:
Basic	5,352,490	5,352,490	5,352,490	5,352,490

(1)

The Company’s Series A and Series B common stock equally share in the distributed and undistributed earnings. There were no options or RSUs outstanding as of June 30,  2023 and 2022, that would result in dilution of shares or the calculation of EPS under the two-class method as prescribed under ASC 260 – Earnings Per Share.

DallasNews Corporation and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
In thousands (unaudited)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$11,928	$27,825
Short-term investments	10,669	—
Accounts receivable, net	11,734	14,023
Other current assets	6,921	6,077
Total current assets	41,252	47,925
Property, plant and equipment, net	7,582	7,438
Operating lease right-of-use assets	16,923	14,811
Deferred income taxes, net	298	282
Other assets	1,799	1,809
Total assets	$67,854	$72,265
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,130	$5,041
Accrued compensation and other current liabilities	8,082	8,214
Contract liabilities	10,694	9,504
Total current liabilities	22,906	22,759
Long-term pension liabilities	19,003	19,455
Long-term operating lease liabilities	17,778	16,546
Other liabilities	1,031	1,142
Total liabilities	60,718	59,902
Total shareholders' equity	7,136	12,363
Total liabilities and shareholders’ equity	$67,854	$72,265

DallasNews Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Loss

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2023	2022	2023	2022
Total net operating revenue	$36,012	$37,573	$71,214	$73,860
Total operating costs and expense	37,232	39,851	75,190	78,616
Operating Loss	$(1,220)	$(2,278)	$(3,976)	$(4,756)

Total operating costs and expense	$37,232	$39,851	$75,190	$78,616
Less:
Depreciation	357	716	730	1,428
Severance expense	608	428	825	560
Asset impairments	—	102	—	102
Adjusted Operating Expense	$36,267	$38,605	$73,635	$76,526

Total net operating revenue	$36,012	$37,573	$71,214	$73,860
Adjusted operating expense	36,267	38,605	73,635	76,526
Adjusted Operating Loss	$(255)	$(1,032)	$(2,421)	$(2,666)

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to exclude depreciation, amortization, severance expense, (gain) loss on sale/disposal of assets, and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons versus its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.